Exhibit 99.2

Item 8 Information

Xin Ding Heng Limited, Yi Chuan Jin Limited and Rong Chang Limited, each incorporated in the British Virgin Islands, holds 13.2%, 39.8% and 47.0% of the shares of Sen Rong Limited, respectively.

Xin Ding Heng Limited is the administrator of the Issuer’s share incentive plan. Xin Ding Heng Limited, through Sen Rong Limited, indirectly holds 66,171,600 of the Ordinary Shares of the Issuer, which represent the maximum aggregate number of Ordinary Shares that can be issued under the 2019 Share Incentive Plan of the Issuer.

Xin Ding Heng Limited and Yi Chuan Jin Limited have executed an appointment letter pursuant to which they have agreed to act together with Rong Chang Limited for the purpose of exercising their shareholders’ rights in Sen Rong Limited, and have appointed Rong Chang Limited as their proxy to attend and vote their shares in Sen Rong Limited’s shareholders’ meetings. Rong Chang Limited disclaims beneficial ownership of the shares it holds, except to the extent of its pecuniary interests therein.